Exhibit 23.2

SUTHERLAND ASBILL & BRENNAN LLP

W. THOMAS CONNER

DIRECT LINE: 202.383.0590

E-mail: thomas.conner@sutherland.com

March 6, 2009

VIA EDGAR

Board of Directors

Genworth Life and Annuity Insurance Company

6610 W. Broad Street

Richmond, VA 23230

Ladies and Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Prospectus filed as part of Post-Effective Amendment No. 1 to the Registration Statement for Genworth Life and Annuity Insurance Company (File No. 333-143494). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ W. Thomas Conner
W. Thomas Conner

WTC/if